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                                                                 EXHIBIT (a)(75)


As you know, PeopleSoft's Board of Directors this morning unanimously recommended that our shareholders reject Oracle's most recent tender offer. Please find attached a copy of today's press release and also a copy of my letter to PeopleSoft customers.

Oracle's hostile tender offer and their apparent attempts to disrupt our business have been going on longer than any of us would like. Your determination during this time has been inspirational. As this period of disruption finally comes to an end, we look forward to realizing the real value of PeopleSoft.

In these next few weeks, you can expect to see an increasing amount of press coverage, including a media blitz by Oracle. Don't let it distract you. We are doing great. PeopleSoft has performed extremely well, particularly considering Oracle's apparent attempts to disrupt our business. Also, remember that customers support PeopleSoft. They have allowed us to thrive, even in a difficult economy.

Thank you for your belief in PeopleSoft.


Craig


IMPORTANT ADDITIONAL INFORMATION

The PeopleSoft Board of Directors will be soliciting proxies for use at the 2004 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote in favor of the slate of directors nominated by the Board and to vote on any other matters that properly come before the 2004 Annual Meeting. PeopleSoft has filed a proxy statement on Schedule 14A with the SEC in connection with its solicitation of proxies for the Annual Meeting. Promptly after filing the definitive 2004 Proxy Statement with the SEC, PeopleSoft will send the 2004 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Georgeson Shareholder Communications Inc. to assist in soliciting proxies for the 2004 Annual Meeting. PeopleSoft's directors, officers and employees, as well as certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, also may assist PeopleSoft in soliciting proxies. Information regarding the interests of Georgeson and these other persons is contained in the 2004 Proxy Statement.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 and the 2004 Proxy Statement (including any amendments to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at WWW.SEC.GOV and from PeopleSoft at WWW.PEOPLESOFT.COM.